Exhibit 99.1

Company Contact: Mary C. Adams, Investor Relations 310-342-2229 maryadams@learningtree.com

LEARNING TREE TO RESTATE CERTAIN FINANCIAL STATEMENTS

LOS ANGELES, CA—December 7, 2005. Learning Tree International, Inc. (NASDAQ:LTRE) announced today that it has determined to restate its consolidated financial statements for fiscal years ended September 30, 2001, September 30, 2002, September 30, 2003 and October 1, 2004, and the quarterly periods within the fiscal years ended October 1, 2004 and September 30, 2005, primarily to correct its accounting for income taxes and leases.

Learning Tree does not expect the restatements to affect reported revenues, deferred revenue, net cash flows or its aggregate cash and investments, although a portion of its cash and cash equivalents will now be reported as Available for Sale Securities. Overall, Learning Tree does not anticipate the effect on the total assets in any balance sheet previously presented to be material, although certain restatements will be necessary in order to properly state individual line items.

As a result of the expected income statement adjustments, Learning Tree expects: (i) immaterial reductions to its FY 2001 and FY 2002 net income; (ii) a reduction of between $700,000 and $1.1 million from its previously reported net income for FY 2003; (iii) a reduction of between $600,000 and $1 million from its previously reported net income for FY 2004, which would lead to FY 2004 results of between breakeven and a net loss of 2 cents per diluted share; and (iv) a reduction of between $200,000 and $500,000 from previously reported net income for the first three quarters of FY 2005. As Learning Tree has not concluded its audit process for fiscal 2005, the amounts noted are subject to finalization in Learning Tree’s 10-K for fiscal 2005, which is planned to be filed later this month.

The accounting issues involved arose in the course of the year-end closing process for FY 2005, and relate principally to: (i) the adoption of FAS Statement No. 143, Accounting for Asset Retirement Obligations; (ii) the accounting for income taxes under FAS Statement No. 109, Accounting for Income Taxes; and (iii) the recording of certain other transactions within the quarters of FY 2004 and FY 2005. With respect to FAS No. 143, Learning Tree expects to record a cumulative asset retirement obligation of between $1.7 million and $2.1 million in FY 2003 as the result of a correction in the application of FAS No. 143. With respect to FAS No. 109, Learning Tree estimates that the net effect of the adjustments will increase its combined income tax provisions for fiscal years 2001 through 2004 by a total of approximately $1.3 million, and will increase the previously reported provision for the first three quarters of FY 2005 by approximately $200,000. Learning Tree expects to record a charge to its Retained Earnings of approximately $1 million relating to the loss of an income tax benefit from the exercise of stock options as a result of the expiration of the statute of limitations for Learning Tree’s FY 2001 income tax return. Learning Tree is still evaluating the proper accounting treatment for this loss. In addition, certain FY 2004 and FY 2005 accounting transactions are being re-evaluated as to the correct quarter in which they should have been recorded. Excluding the changes to the tax provisions mentioned above, the net effect of these quarterly recorded adjustments is not expected to be material.

These adjustments to Learning Tree’s accounting practices and the restatement of prior year results have been discussed with the Audit Committee of Learning Tree’s Board of Directors and with Learning Tree’s independent registered public accounting firm, Ernst & Young LLP. Ernst & Young has not yet audited these restatement adjustments. Learning Tree expects to include the restated results for fiscal years 2001, 2002, 2003 and 2004 and the quarterly results for FY 2004 and FY 2005 in its 2005 Annual Report on Form 10-K, to be filed later this month. In the interim, investors should no longer rely on these annual and quarterly consolidated financial statements as originally filed with the Securities and Exchange Commission.

As a result of the accounting issues involved in the restatements, Learning Tree’s management has concluded that Learning Tree had material weaknesses in its internal controls over financial reporting with regard to its processes of accounting for income taxes and accounting for leases. In addressing these issues, and as part of its efforts to comply with Section 404 of the Sarbanes-Oxley Act, Learning Tree has substantially revised its processes of accounting for and reviewing activities related to income taxes and leases. Additionally, under the direction of its new Chief Financial Officer, Learning Tree has also strengthened the internal control environment for financial reporting and increased its Finance and Accounting staff.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. The information related to the restatements in this press release remains subject to review and audit by Learning Tree’s independent registered public accounting firm and to completion of the audit of Learning Tree’s FY 2005 financial statements. Although Learning Tree does not expect material changes to the information set forth in this release, the completion of this process could result in further adjustments and the actual impacts may be different from those currently anticipated is set forth in this press release. There can be no assurance that the amount of any further adjustments will not be material, either individually or in the aggregate.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at www.learningtree.com.

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